Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports third quarter 2016 results and raises full year guidance

CHARLOTTE, NC - November 7, 2016 –

Third quarter 2016 highlights:

•	Third quarter earnings were $128.2 million, or $1.13 per diluted share, an increase of 96% over the prior year

•	Adjusted net income from continuing operations was $102.7 million, or $0.91 per diluted share, an increase of 20% over the prior year

•	Third quarter adjusted EBITDA was $188.3 million, an increase of 10% over the prior year, excluding the impact of divestitures

•	Year-to-date cash from operations was $452.4 million, an increase of 43% over the prior year

•	Signed definitive agreement to acquire the lithium hydroxide and lithium carbonate conversion assets of Jiangxi Jiangli New Materials Science and Technology Co. Ltd.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2016	2015	2016	2015
Net sales	$654,010	$693,216	$1,980,548	$2,103,819
Adjusted EBITDA	$188,329	$180,681	$570,833	$581,519
Net income from continuing operations	$114,512	$59,842	$428,334	$158,313
Net income attributable to Albemarle Corporation	$128,220	$65,392	$41,585	$160,654
Diluted earnings per share from continuing operations	$0.93	$0.48	$3.53	$1.27
Diluted earnings per share attributable to Albemarle Corporation	$1.13	$0.58	$0.37	$1.44
Non-operating pension and OPEB items(a)	—	(0.01)	—	(0.02)
Non-recurring and other unusual items(b)	(0.02)	0.29	(0.75)	1.30
Discontinued operations(c)	(0.20)	(0.10)	3.16	(0.17)
Adjusted diluted earnings per share from continuing operations(d)	$0.91	$0.76	$2.78	$2.55

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported net income from continuing operations for the third quarter 2016 of $114.5 million, or $0.93 per diluted share (after income attributable to noncontrolling interests), compared to $59.8 million, or $0.48 per diluted share in the third quarter 2015. The Company reported third quarter 2016 net income attributable to Albemarle Corporation of $128.2 million, or $1.13 per diluted share, compared to net income attributable to Albemarle Corporation of $65.4 million, or $0.58 per diluted share, for third quarter 2015. Third quarter 2016 adjusted net income from continuing operations was $102.7 million, or $0.91 per diluted share, compared to $85.5 million, or $0.76 per diluted share, for third quarter 2015 (see notes to the condensed consolidated financial information). The Company reported net sales of $654.0 million in third quarter 2016, down from net sales of $693.2 million in the third quarter of 2015, driven by the divestitures of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses of $73.3 million, partially offset by the impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

Net income from continuing operations for the nine months ended September 30, 2016 was $428.3 million, or $3.53 per diluted share (after income attributable to noncontrolling interests), compared to $158.3 million, or $1.27 per diluted share, for the nine months ended September 30, 2015. Including a non-recurring, non-cash tax net charge of $411.3 million related to our decision to sell our Chemetall Surface Treatment business, partially offset by gains on sales of businesses of $122.3 million (see notes to the condensed consolidated financial information), the Company reported net income attributable to Albemarle Corporation of $41.6 million, or $0.37 per diluted share, for the nine months ended September 30, 2016, compared to net income attributable to Albemarle Corporation of $160.7 million, or $1.44 per diluted share for the nine months ended September 30, 2015. Adjusted net income from continuing operations for the nine months ended September 30, 2016 was $315.0 million, or $2.78 per diluted share, compared to $284.1 million, or $2.55 per diluted share, for the same period 2015 (see notes to the condensed consolidated financial information). Net sales for the nine months ended September 30, 2016 were $1.98 billion, down from net sales of $2.10 billion, driven primarily by the divestitures of the metal sulfides and minerals-based flame retardants and specialty chemicals businesses of $194.4 million, partially offset by the impact of higher sales volumes, as well as favorable price and mix impacts in certain businesses and favorable currency exchange impacts.

"In the third quarter, we continued our strong growth trend as adjusted EBITDA grew by 10% compared to third quarter of 2015, excluding the impact of divestitures. Adjusted EBITDA growth of 32% in Lithium and 19% in Refining Solutions set the pace," said Luke Kissam, Albemarle's president and CEO. "We also took steps to accelerate our strategy and strengthen our lithium franchise by entering into an agreement to acquire the spodumene conversion assets of Jiangxi Jiangli New Materials Science and Technology Company and entering into an agreement with Bolland Minera, S.A. that gives us exclusive exploration and acquisition rights to what could prove to be the largest lithium resource in Argentina."

On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE for proceeds of approximately $3.2 billion, subject to adjustment with respect to certain pension liabilities, cash, working capital and indebtedness. The sale is subject to regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2016. In the second quarter of 2016, the Company determined that the business qualified for discontinued operations treatment, and as such began accounting for its assets and liabilities as held for sale. The financial results of the disposal group have been presented as discontinued operations in the consolidated statements of income and excluded from segment results for all periods presented.

On January 12, 2015, we completed the acquisition of Rockwood Holdings, Inc. ("Rockwood"). The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date 2015 financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $13.6 million and $1.1 million, respectively.

Quarterly Segment Results

Effective January 1, 2016, our former Performance Chemicals reportable segment was split into two separate reportable segments: (1) Lithium and Advanced Materials, which includes Lithium and Performance Catalyst Solutions and Curatives (“PCS”), and (2) Bromine Specialties. For comparison purposes, prior year periods have been reclassified to conform to the current segments. This split did not affect the Refining Solutions reportable segment, which is presented on the same basis as in the prior year.

Lithium and Advanced Materials reported net sales of $240.4 million in the third quarter of 2016, an increase of 15.1% from third quarter 2015 net sales of $208.8 million. Net sales were impacted by $1.5 million of favorable currency exchange impacts as compared to the prior year. The remaining $30.1 million increase in net sales was primarily due to increased lithium sales volumes and favorable pricing impacts partially offset by lower PCS sales. Adjusted EBITDA for Lithium and Advanced Materials was $91.7 million, an increase of 18.5% from third quarter 2015 results of $77.4 million. Adjusted EBITDA was impacted by $1.2 million of favorable currency exchange impacts as compared to the prior year. The remaining $13.1 million increase in adjusted EBITDA was primarily due to higher overall sales volumes and favorable pricing.

Bromine Specialties reported net sales of $194.5 million in the third quarter of 2016, an increase of 2.0% from third quarter 2015 net sales of $190.7 million. Net sales were impacted by $1.7 million of favorable currency exchange impacts as compared to the prior year. The remaining $2.1 million increase in net sales was primarily due to higher sales volumes, partially offset by unfavorable pricing impacts. Adjusted EBITDA for Bromine Specialties was $51.8 million, a decrease of 11.9% from third quarter 2015 results of $58.8 million. Adjusted EBITDA was impacted by $1.3 million of favorable currency exchange impacts as compared to the prior year. The remaining $8.3 million decrease in adjusted EBITDA was primarily driven by unfavorable pricing impacts partially offset by lower raw material and utility costs, as well as lower selling, general, and administrative expenses.

Refining Solutions reported net sales of $190.5 million in the third quarter of 2016, an increase of 2.9% from net sales of $185.1 million in the third quarter of 2015. Net sales were impacted by $0.5 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $5.9 million increase in net sales was primarily driven by higher Clean Fuels Technology sales volumes and favorable pricing impacts, partially offset by unfavorable Heavy Oil Upgrading volumes. Adjusted EBITDA for Refining Solutions was $65.0 million in the third quarter of 2016, an increase of 19.2% from third quarter 2015 results of $54.5 million. Adjusted EBITDA was impacted by $0.4 million of unfavorable currency exchange impacts as compared to the prior year. The remaining $10.9 million increase in adjusted EBITDA was primarily due to higher sales volumes and favorable pricing impacts.

On January 4, 2016, we closed the sale of the metal sulfides business, and on February 1, 2016, we closed the sale of the minerals-based flame retardants and specialty chemicals business. The divestiture of these businesses reduced net sales and adjusted EBITDA for the third quarter of 2016 as compared to the prior year period by $73.3 million and $8.7 million, respectively.

All Other net sales were $28.3 million in the third quarter of 2016, a decrease of 72.3% from net sales of $102.2 million in the third quarter of 2015. Excluding the impact of the divested businesses, All Other net sales decreased by $0.6 million compared to the prior year due to unfavorable fine chemistry services pricing impacts, partially offset by higher sales volumes. All Other adjusted EBITDA was $5.5 million in the third quarter of 2016, a decrease of 12.6% from third quarter 2015 results of $6.3 million. Excluding the impact of the divested businesses, All Other adjusted EBITDA increased by $7.9 million compared to the prior year due to favorable raw material and utility prices, lower selling, general, and administrative expenses, and higher sales volumes, partially offset by unfavorable pricing impacts for fine chemistry services.

In summary, total net sales of $654.0 million in the third quarter of 2016, a decrease of $39.2 million, or 5.7%, from third quarter 2015 net sales of $693.2 million, were negatively impacted by the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals businesses, which reduced revenues versus the prior year by $73.3 million, partially offset by favorable currency impacts of $2.7 million. Excluding currency exchange impacts and the impact of the divested businesses, net sales for the period increased 5.0% as compared to the prior year. Total adjusted EBITDA of $188.3 million in the third quarter of 2016, an increase of $7.6 million, or 4.2%, from third quarter 2015 adjusted EBITDA of $180.7 million, was favorably impacted by $0.5 million currency exchange (including $1.6 million of unfavorable currency exchange impacts on corporate results) as well as the divestiture of our metal sulfides and minerals-based flame retardants and specialty chemicals business, which reduced adjusted EBITDA versus the prior year by $8.7 million. Excluding currency exchange impacts and the impact of the divested businesses, adjusted EBITDA for the third quarter 2016 increased 9% as compared to the prior year.

Corporate Results

Corporate adjusted EBITDA was a loss of $25.6 million in the third quarter of 2016 compared to a loss of $16.3 million in the third quarter of 2015. The decrease in Corporate adjusted EBITDA was primarily due to timing of selling, general and administrative expenses as well as increased compensation costs.

Income Taxes

Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 18.2% and 26.3% for the third quarter of 2016 and 2015, respectively. Our effective tax rate continued to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions.

Cash Flow

Our cash flow from operations was approximately $452.4 million for the nine months ended September 30, 2016, up 43% versus the same period in 2015. We had $233.6 million in cash and cash equivalents at September 30, 2016, as compared to $213.7 million at December 31, 2015. Cash on hand, cash provided by operations, net borrowings and net proceeds from divestitures, funded $382.7 million of debt repayments, $141.3 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $101.1 million during the nine months ended September 30, 2016.

Outlook

Favorable performance in Lithium and Refining Solutions continues to drive an improved 2016 outlook for the entire company. We now expect net sales to range between $2.6 and $2.7 billion, with adjusted EBITDA between $725 and $745 million and adjusted diluted earnings per share between $3.45 and $3.55, up from the prior guidance of between $3.35 and $3.60.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2016 will be discussed on a conference call at 9:00 AM Eastern time on November 8, 2016. The call can be accessed by dialing 888-713-4215 (International Dial-In # 617-213-4867), and entering conference ID 36152561. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine, refining catalysts and applied surface treatments. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to aerospace and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers. Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 6,900 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the sale of the Chemetall Surface Treatment business and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures, including the integration of Rockwood’s operations, and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$654,010	$693,216	$1,980,548	$2,103,819
Cost of goods sold(a)(b)	415,038	474,171	1,250,938	1,481,359
Gross profit	238,972	219,045	729,610	622,460
Selling, general and administrative expenses(a)	86,302	81,012	254,988	252,672
Research and development expenses(b)	21,012	21,903	61,384	67,324
Restructuring and other, net(b)	—	(6,804)	—	(6,804)
Gain on sales of businesses, net(b)	—	—	(122,298)	—
Acquisition and integration related costs(b)	6,749	36,514	44,337	117,171
Operating profit	124,909	86,420	491,199	192,097
Interest and financing expenses(b)	(15,946)	(19,294)	(46,860)	(62,193)
Other income, net(b)	2,990	124	740	50,234
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	111,953	67,250	445,079	180,138
Income tax expense(b)	12,394	13,144	61,535	41,780
Income from continuing operations before equity in net income of unconsolidated investments	99,559	54,106	383,544	138,358
Equity in net income of unconsolidated investments (net of tax)(b)	14,953	5,736	44,790	19,955
Net income from continuing operations	114,512	59,842	428,334	158,313
Income (loss) from discontinued operations (net of tax)(c)	23,185	11,030	(357,843)	19,074
Net income	137,697	70,872	70,491	177,387
Net income attributable to noncontrolling interests	(9,477)	(5,480)	(28,906)	(16,733)
Net income attributable to Albemarle Corporation	$128,220	$65,392	$41,585	$160,654
Basic earnings (loss) per share
Continuing operations	$0.93	$0.48	$3.56	$1.28
Discontinued operations	0.21	0.10	(3.19)	0.17
	$1.14	$0.58	$0.37	$1.45
Diluted earnings (loss) per share
Continuing operations	$0.93	$0.48	$3.53	$1.27
Discontinued operations	0.20	0.10	(3.16)	0.17
	$1.13	$0.58	$0.37	$1.44
Weighted-average common shares outstanding – basic	112,429	112,202	112,343	110,840
Weighted-average common shares outstanding – diluted	113,448	112,544	113,131	111,205

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$233,599	$213,734
Other current assets	1,068,527	975,336
Assets held for sale	255,577	641,932
Total current assets	1,557,703	1,831,002
Property, plant and equipment	3,890,254	3,700,472
Less accumulated depreciation and amortization	1,545,287	1,379,377
Net property, plant and equipment	2,344,967	2,321,095
Noncurrent assets held for sale	2,975,016	2,971,455
Other assets and intangibles	2,519,258	2,474,402
Total assets	$9,396,944	$9,597,954
LIABILITIES AND EQUITY
Current portion of long-term debt	$400,892	$674,994
Other current liabilities	540,207	612,093
Liabilities held for sale	135,735	329,598
Total current liabilities	1,076,834	1,616,685
Long-term debt	3,048,440	3,142,163
Noncurrent liabilities held for sale	466,687	464,207
Other noncurrent liabilities	570,280	588,734
Deferred income taxes	783,270	384,852
Albemarle Corporation shareholders’ equity	3,299,022	3,254,392
Noncontrolling interests	152,411	146,921
Total liabilities and equity	$9,396,944	$9,597,954

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash and cash equivalents at beginning of year	$213,734	$2,489,768
Cash and cash equivalents at end of period	$233,599	$234,490
Sources of cash and cash equivalents:
Net income	$70,491	$177,387
Cash proceeds from divestitures, net	310,599	6,133
Proceeds from borrowings of long-term debt	—	1,000,000
Dividends received from unconsolidated investments and nonmarketable securities	34,982	57,149
Return of capital from unconsolidated investment	—	98,000
Decrease in restricted cash	—	57,550
Working capital changes	—	14,823
Uses of cash and cash equivalents:
Working capital changes	(79,684)	—
Capital expenditures	(141,301)	(164,568)
Acquisition of Rockwood, net of cash acquired	—	(2,051,645)
Other acquisitions, net of cash acquired	—	(48,845)
Cash payments related to acquisitions and other	(81,988)	—
Repayments of long-term debt	(382,730)	(1,332,293)
Repayments of other borrowings, net	(9,026)	(16,854)
Pension and postretirement contributions	(13,649)	(16,673)
Dividends paid to shareholders	(101,061)	(86,770)
Dividends paid to noncontrolling interests	(23,873)	(23,195)
Non-cash and other items:
Depreciation and amortization	176,499	200,372
Gain associated with restructuring and other	—	(6,804)
Gain on sales of businesses, net	(122,298)	—
Pension and postretirement expense (benefit)	7,911	(232)
Deferred income taxes	404,728	(53,593)
Equity in net income of unconsolidated investments (net of tax)	(46,224)	(22,236)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales:
Lithium and Advanced Materials	$240,424	$208,820	$689,950	$620,597
Bromine Specialties	194,496	190,716	597,912	604,267
Refining Solutions	190,453	185,102	539,044	528,841
All Other	28,272	102,224	150,987	337,997
Corporate	365	6,354	2,655	12,117
Total net sales	$654,010	$693,216	$1,980,548	$2,103,819

Adjusted EBITDA:
Lithium and Advanced Materials	$91,719	$77,408	$260,861	$234,988
Bromine Specialties	51,807	58,801	179,977	180,431
Refining Solutions	64,960	54,517	181,620	144,910
All Other	5,470	6,262	14,810	29,540
Corporate(a)	(25,627)	(16,307)	(66,435)	(8,350)
Total adjusted EBITDA	$188,329	$180,681	$570,833	$581,519

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales:
Lithium	$166,406	$128,404	$460,679	$369,811
PCS	74,018	80,416	229,271	250,786
Total Lithium and Advanced Materials	$240,424	$208,820	$689,950	$620,597

Adjusted EBITDA:
Lithium	$68,637	$52,110	$196,617	$156,333
PCS	23,082	25,298	64,244	78,655
Total Lithium and Advanced Materials	$91,719	$77,408	$260,861	$234,988

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cost of goods sold:
MTM actuarial gain	$—	$—	$—	$(0.1)
Interest cost and expected return on assets, net	(0.2)	(0.4)	(0.5)	(1.2)
Total	$(0.2)	$(0.4)	$(0.5)	$(1.3)

Selling, general and administrative expenses:
Interest cost and expected return on assets, net	$(0.1)	$(0.9)	$(0.3)	$(2.6)
Total	$(0.1)	$(0.9)	$(0.3)	$(2.6)

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Utilization of inventory markup(1)	$—	$0.12	$—	$0.58
Write-off of research and development fixed assets(2)	0.01	—	0.01	—
Restructuring and other, net(3)	—	(0.04)	—	(0.04)
Gain on sales of businesses, net(4)	—	—	(1.02)	—
Acquisition and integration related costs(5)	0.03	0.21	0.26	0.70
Gain on sales of properties, net(6)	(0.01)	—	(0.01)	—
Interest and financing expenses related to Rockwood acquisition(7)	—	—	—	0.01
Financing fees related to Rockwood acquisition(8)	—	—	—	0.03
Discrete tax items(9)	(0.05)	—	0.01	0.02
Total non-recurring and other unusual items	$(0.02)	$0.29	$(0.75)	$1.30

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup was expensed over the estimated remaining selling period. For the three months ended September 30, 2015, $7.7 million ($4.5 million after income taxes, or $0.04 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $9.1 million ($0.08 per share), related to the utilization of the inventory markup. For the nine months ended September 30, 2015, $55.4 million ($37.5 million after income taxes, or $0.34 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $26.9 million ($0.24 per share), related to the utilization of the inventory markup.

(2)
Included in Research and development expenses for the three and nine months ended September 30, 2016 is a loss of $1.4 million ($0.6 million after income taxes, or $0.01 per share) resulting from the write-off of research and development fixed assets in China.

(3)
Included in Restructuring and other, net, for the nine months ended September 30, 2015 is a gain of $6.8 million ($4.7 million after income taxes, or $0.04 per share) recognized upon the sale of land in Avonmouth, UK, which was utilized by the phosphorus flame retardants business we exited in 2012.

(4)
Included in Gain on sales of businesses, net, for the nine months ended September 30, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals business. In addition, Gain on sales of businesses, net, for the nine months ended September 30, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(5)	Acquisition and integration related costs consisted of the following:

Three months ended September 30, 2016 -

•
$6.3 million of integration costs resulting from the acquisition of Rockwood and $0.4 million in connection with other significant projects. After income taxes, these charges totaled $3.1 million, or $0.03 per share.

Nine months ended September 30, 2016 -

•
$42.4 million of integration costs resulting from the acquisition of Rockwood and $1.9 million in connection with other significant projects. After income taxes, these charges totaled $29.5 million, or $0.26 per share.

Three months ended September 30, 2015 -

•
$35.5 million directly related to the acquisition of Rockwood and $1.0 million in connection with other significant projects. After income taxes, these charges totaled $23.2 million, or $0.21 per share.

Nine months ended September 30, 2015 -

•
$111.2 million directly related to the acquisition of Rockwood and $6.0 million in connection with other significant projects. After income taxes, these charges totaled $79.0 million, or $0.70 per share.

(6)	Included in Other income, net for the three and nine months ended September 30, 2016 is a net gain of $0.9 million ($0.4 million after income taxes, or $0.01 per share) on the sales of properties.

(7)
Included in Interest and financing expenses for the nine months ended September 30, 2015 is $1.6 million ($1.1 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter of 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(8)
Included in Other income, net, for the nine months ended September 30, 2015 is $4.4 million ($3.1 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(9)
Included in Income tax expense for the three months ended September 30, 2016 are benefits of $5.5 million, or $0.05 per share respectively, related mainly to foreign provision to return adjustments. Included in Income tax expense for the nine months ended September 30, 2016 are expense items of $1.6 million, or $0.01 per share respectively, related mainly to a change in the Company’s assertion over book and tax basis differences of a foreign entity, changes in valuation allowances necessary because of the announced divestiture, and decreased by foreign tax rate changes and provision to return adjustments. Included in Income tax expense for the nine months ended September 30, 2015 is an expense of $1.9 million, or $0.02 per share, related mainly to prior year uncertain tax position adjustments associated with lapses in statutes of limitations and items associated with U.S. provision to return adjustments.

(c)
On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE for proceeds of approximately $3.2 billion, subject to adjustment with respect to certain pension liabilities, cash, working capital and indebtedness. The sale is subject to regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2016. Income (loss) from discontinued operations (net of tax) in the consolidated statements of income for the nine months ended September 30, 2016 includes a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a net discrete non-cash charge of $29.8 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income attributable to Albemarle Corporation	$128,220	$65,392	$41,585	$160,654
Add back:
(Income) loss from discontinued operations (net of tax)	(23,185)	(11,030)	357,843	(19,074)
Earnings from continuing operations	105,035	54,362	399,428	141,580
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(154)	(724)	(260)	(2,428)
Non-recurring and other unusual items from continuing operations (net of tax)	(2,170)	31,865	(84,218)	144,970
Adjusted net income from continuing operations	102,711	85,503	314,950	284,122
Income (loss) from discontinued operations (net of tax)	23,185	11,030	(357,843)	19,074
Add back:
Non-operating pension and OPEB items from discontinued operations (net of tax)	2,217	200	2,373	(1,185)
Non-recurring and other unusual items from discontinued operations (net of tax)	5,014	4,199	422,528	21,217
Adjusted net income attributable to Albemarle Corporation	$133,127	$100,932	$382,008	$323,228

Adjusted diluted earnings per share attributable to Albemarle Corporation	$1.17	$0.90	$3.38	$2.91

Weighted-average common shares outstanding – diluted	113,448	112,544	113,131	111,205

Net income attributable to Albemarle Corporation	$128,220	$65,392	$41,585	$160,654
Add back:
(Income) loss from discontinued operations (net of tax)	(23,185)	(11,030)	357,843	(19,074)
Interest and financing expenses	15,946	19,294	46,860	62,193
Income tax expense	12,394	13,144	61,535	41,780
Depreciation and amortization	47,974	48,643	141,288	142,805
EBITDA	181,349	135,443	649,111	388,358
Non-operating pension and OPEB items	(231)	(1,306)	(779)	(3,915)
Non-recurring and other unusual items (excluding items associated with interest expense)	7,211	46,544	(77,499)	197,076
Adjusted EBITDA	$188,329	$180,681	$570,833	$581,519

Net sales	$654,010	$693,216	$1,980,548	$2,103,819
EBITDA margin	27.7%	19.5%	32.8%	18.5%
Adjusted EBITDA margin	28.8%	26.1%	28.8%	27.6%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$66,166	$41,621	$55,981	$163,768	$3,806	$(39,354)	$128,220	19.6%
Depreciation and amortization	25,553	10,186	8,979	44,718	1,664	1,592	47,974	7.3%
Non-recurring and other unusual items	—	—	—	—	—	7,211	7,211	1.1%
Interest and financing expenses	—	—	—	—	—	15,946	15,946	2.4%
Income tax expense	—	—	—	—	—	12,394	12,394	1.9%
Income from discontinued operations (net of tax)	—	—	—	—	—	(23,185)	(23,185)	(3.5)%
Non-operating pension and OPEB items	—	—	—	—	—	(231)	(231)	—%
Adjusted EBITDA	$91,719	$51,807	$64,960	$208,486	$5,470	$(25,627)	$188,329	28.8%

Three months ended September 30, 2015:
Net income (loss) attributable to Albemarle Corporation	$38,498	$49,395	$45,713	$133,606	$617	$(68,831)	$65,392	9.4%
Depreciation and amortization	22,076	9,406	8,804	40,286	5,645	2,712	48,643	7.0%
Non-recurring and other unusual items	16,834	—	—	16,834	—	29,710	46,544	6.7%
Interest and financing expenses	—	—	—	—	—	19,294	19,294	2.8%
Income tax expense	—	—	—	—	—	13,144	13,144	1.9%
Income from discontinued operations (net of tax)	—	—	—	—	—	(11,030)	(11,030)	(1.6)%
Non-operating pension and OPEB items	—	—	—	—	—	(1,306)	(1,306)	(0.2)%
Adjusted EBITDA	$77,408	$58,801	$54,517	$190,726	$6,262	$(16,307)	$180,681	26.1%

Nine months ended September 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$186,373	$150,221	$154,767	$491,361	$133,012	$(582,788)	$41,585	2.1%
Depreciation and amortization	74,488	29,756	26,853	131,097	5,629	4,562	141,288	7.1%
Non-recurring and other unusual items	—	—	—	—	(123,831)	46,332	(77,499)	(3.9)%
Interest and financing expenses	—	—	—	—	—	46,860	46,860	2.4%
Income tax expense	—	—	—	—	—	61,535	61,535	3.1%
Loss from discontinued operations (net of tax)	—	—	—	—	—	357,843	357,843	18.1%
Non-operating pension and OPEB items	—	—	—	—	—	(779)	(779)	—%
Adjusted EBITDA	$260,861	$179,977	$181,620	$622,458	$14,810	$(66,435)	$570,833	28.8%

Nine months ended September 30, 2015:
Net income (loss) attributable to Albemarle Corporation	$88,219	$154,353	$119,513	$362,085	$9,644	$(211,075)	$160,654	7.6%
Depreciation and amortization	67,530	26,078	25,397	119,005	16,867	6,933	142,805	6.8%
Non-recurring and other unusual items (excluding items associated with interest expense)	79,239	—	—	79,239	3,029	114,808	197,076	9.4%
Interest and financing expenses	—	—	—	—	—	62,193	62,193	3.0%
Income tax expense	—	—	—	—	—	41,780	41,780	2.0%
Income from discontinued operations (net of tax)	—	—	—	—	—	(19,074)	(19,074)	(0.9)%
Non-operating pension and OPEB items	—	—	—	—	—	(3,915)	(3,915)	(0.2)%
Adjusted EBITDA	$234,988	$180,431	$144,910	$560,329	$29,540	$(8,350)	$581,519	27.6%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended September 30, 2016:
Net income attributable to Albemarle Corporation	$46,848	$19,318	$66,166
Depreciation and amortization	21,789	3,764	25,553
Adjusted EBITDA	$68,637	$23,082	$91,719

Three months ended September 30, 2015:
Net income attributable to Albemarle Corporation	$16,507	$21,991	$38,498
Depreciation and amortization	18,769	3,307	22,076
Non-recurring and other unusual items	16,834	—	16,834
Adjusted EBITDA	$52,110	$25,298	$77,408

Nine months ended September 30, 2016:
Net income attributable to Albemarle Corporation	$133,323	$53,050	$186,373
Depreciation and amortization	63,294	11,194	74,488
Adjusted EBITDA	$196,617	$64,244	$260,861

Nine months ended September 30, 2015:
Net income attributable to Albemarle Corporation	$20,222	$67,997	$88,219
Depreciation and amortization	56,872	10,658	67,530
Non-recurring and other unusual items	79,239	—	79,239
Adjusted EBITDA	$156,333	$78,655	$234,988

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2016:
As reported	$111,953	$12,394	11.1%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	6,980	9,304
As adjusted	$118,933	$21,698	18.2%

Three months ended September 30, 2015:
As reported	$67,250	$13,144	19.5%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	36,156	14,097
As adjusted	$103,406	$27,241	26.3%